Exhibit 10.1

PREFERRED STOCK, WARRANT AND NOTE TERMINATION AGREEMENT

This Preferred Stock, Warrant and Note Termination Agreement (this “Agreement”) is entered into as of July 25, 2011, by and among (i) Paradigm Holdings, Inc., a Nevada corporation (the “Company”), (ii) CACI, INC.—FEDERAL, a Delaware corporation (“Parent”) and (iii) Hale Capital Partners, LP and EREF PARA, LLC (each a “Holder” and collectively the “Holders”).

RECITALS

WHEREAS, on July 25, 2011, the Board of Directors of the Company adopted an Agreement and Plan of Merger among the Company, Parent and CACI Newco Corporation, a Nevada corporation and a wholly-owned subsidiary of Parent (“Merger Sub”) (as the same may be amended or supplemented, the “Merger Agreement”), providing for, among other things, a plan of merger of Merger Sub with and into the Company (the “Merger”), and unconditionally recommended the plan of merger represented by the Merger Agreement and submitted the same to the stockholders of the Company for approval;

WHEREAS, as of the date hereof, each Holder is the record holder and beneficial owner (as such term is defined in Rule 13d-3 of the Exchange Act) of (x) that number of shares (the “Preferred Shares”) of Series A-1 Senior Preferred Stock, par value $0.01 per share, of the Company (the “Preferred Stock”), (y) such number of Class A Warrants and Class B Warrants (the “Warrants”) to purchase shares of common stock, par value $0.01 per share, of the Company (the “Common Stock”) and (z) such aggregate principal amount of senior secured subordinated notes (the “Notes”, and collectively with the Preferred Shares and the Warrants, the “Securities”), in each case as is set forth on Schedule I to this Agreement; and

WHEREAS, in connection with the Merger, the parties hereto desire to have the Securities cancelled and terminated in full upon the effective time of the Merger (the “Effective Time”) in exchange for the payments set forth herein, subject to the terms and conditions of this Agreement and the Merger Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual premises, representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged), the parties hereto, intending to be legally bound, hereby agree as follows:

1.           Cancellation of Securities.  The parties hereby agree that at the Effective Time, each of the Securities held by the Holders shall be cancelled and terminated in full for the right to receive the payments described in Section 2 below.  For further clarification purposes, attached hereto as Schedule II is a table showing the minimum aggregate consideration payable to the Holders with respect to the Securities as described in Section 2 below.  Upon the cancellation and termination of such Securities and the receipt by the Holders of the payments described in Section 2 below, the Holders shall have no further rights with respect to such Securities or their ownership thereof, including with respect to any defaults under or in connection with such Securities prior to the Effective Time.  Each Holder has delivered its original stock certificate(s) for the Preferred Shares to the Company to hold in escrow pending, and subject to, the Closing.  Notwithstanding the foregoing, nothing herein shall be deemed to amend or waive the Company’s obligations to make any payments or redemptions pursuant to the terms of the Securities or the Company’s Certificate of Designations of the Series A-1 Senior Preferred Stock (the “Certificate of Designations”) during the period commencing on the date hereof and ending immediately prior to the Effective Time, and the Company hereby acknowledges and agrees that during the period commencing on the date hereof and ending immediately prior to the Effective Time, the Company shall pay the interest under the Notes of the Holders to the extent due and payable thereunder at such times as such interest is required to be paid thereunder but only in the amounts set forth in column (2) of Schedule III attached hereto, and the dividends and redemptions owed with respect to the Preferred Shares of the Holders pursuant to the Certificate of Designations to the extent due and payable thereunder at such times as each such amount is required to be paid thereunder but only in the amounts set forth in columns (3), (4) and (5) of Schedule III attached hereto.  Without modifying the specific payment amounts set forth in the prior sentence, all such obligations of the Company described in the prior sentence shall continue as if no Event of Default (as such term is defined in the Notes and the Certificate of Designations, as applicable) had or has occurred under or in connection with the Securities and no penalties or additional interest was or is due in connection therewith.

2.             Payments.

(a)           Preferred Shares.  In accordance with this Agreement and the Merger Agreement, Parent will pay to each Holder in exchange for each Preferred Share (including a proportional amount thereof for any fractional share) owned by such Holder at the Effective Time an amount in cash equal to the Liquidation Price (as defined in the Certificate of Designations, without giving effect to the provisions of Section 9(c) thereof, including any interest that might otherwise be required thereunder) with respect to such Preferred Share held by such Holder (the “Preferred Share Merger Consideration”).  For further clarification purposes, attached hereto as Schedule IV is a table of the Preferred Share Merger Consideration and aggregate Preferred Share Merger Consideration payable to the Holders as of the dates set forth thereon, assuming the accuracy of the assumptions stated therein and the continued payment of dividends and monthly redemptions in accordance with Section 1 hereof prior to each such date.

(b)           Warrants.

(i)           Series A Warrants.  In accordance with this Agreement and the Merger Agreement, Parent will pay to each Holder in exchange for each Series A Warrant owned by such Holder at the Effective Time an amount in cash equal to (x) the greater of (I) the Common Merger Consideration determined in accordance with the provisions of the Merger Agreement and (II) $0.2913 (the greater of (I) and (II), the “Adjusted Common Merger Consideration”) multiplied by (y) the number of shares that would have been issuable upon cashless exercise of such Warrant in accordance with Section 10 thereof immediately prior to the Effective Time (with the Current Market Price (as defined in the Series A Warrant) deemed to be equal to the Adjusted Common Merger Consideration) ((x) times (y), the “Series A Preferred Warrant Merger Consideration”).  The forgoing formula will result in a minimum aggregate Series A Preferred Warrant Merger Consideration payable to the Holders pursuant to this Section 2(b)(i) of $16,979,235.43.

(ii)           Series B Warrants.  In accordance with this Agreement and the Merger Agreement, Parent will pay to each Holder in exchange for each Series B Warrant owned by such Holder at the Effective Time an amount in cash equal to (x) the Adjusted Common Merger Consideration multiplied by (y) the number of shares that would have been issuable upon cashless exercise of such Warrant in accordance with Section 10 thereof immediately prior to the Effective Time (with the Current Market Price (as defined in the Series B Warrant) deemed to be equal to the Adjusted Common Merger Consideration) ((x) times (y), the “Series B Preferred Warrant Merger Consideration”, and together with the Series A Preferred Warrant Merger Consideration, the “Preferred Warrant Merger Consideration”, and the Preferred Warrant Merger Consideration together with the Preferred Share Merger Consideration, the “Preferred Merger Consideration”)).  The forgoing formula will result in minimum aggregate Series B Preferred Warrant Merger Consideration payable to the Holders pursuant to this Section 2(b)(ii) of $14,178,479.51, and minimum aggregate Preferred Warrant Merger Consideration of payable to the Holders pursuant to this Section 2(b) of $31,157,714.95.

(c)           Notes.  In accordance with this Agreement and the Merger Agreement, the Company will pay to each Holder in exchange for each Note owned by such Holder at the Effective Time an amount in cash equal to the sum of (x) the aggregate principal amount of the Notes of the Holders then outstanding, together with any accrued and unpaid interest thereon through the Effective Time (calculated at an interest rate of 6% per annum) and (y) the Present Value of Interest (as defined in the Note) with respect to such aggregate principal amount of the Notes then outstanding (collectively, the “Senior Note Merger Consideration”).  For example, if paid on the date hereof, the aggregate Senior Note Merger Consideration payable to the Holders would be $4,096,280.47.  For further clarification purposes, attached hereto as Schedule V is a table of the Senior Note Merger Consideration payable to the Holders as of the dates set forth thereon (assuming the continued payment of interest in accordance with the terms of the Notes prior to each such date).

(d)           Expenses.  In addition to the foregoing, in consideration of the agreements hereunder (including, without limitation Section 7 below), at the Effective Time the Company shall reimburse the Holders for all reasonable legal fees and disbursements of Greenberg Traurig, LLP and Ropes & Gray LLP incurred in connection with the transactions contemplated hereby and pursuant to the Transaction Documents (as defined below) and due diligence and regulatory filings in connection therewith (collectively, the “Hale Expenses”), which Hale Expenses shall be included as a Company Transaction Expense under the Merger Agreement.

(e)           Payments Generally.  Payments under this Section 2 shall be made on the Closing Date by wire transfer in U.S. dollars and immediately available funds to an account designated in writing by each Holder to Parent and the Company, respectively, at least (2) Business Days prior to the Closing Date.  Subject to the receipt by the Company of a valid, fully completed and executed Form W-9 (or other similar tax form) from the Holders, neither Parent nor the Company shall withhold any amount of such cash payment for any Taxes.

(f)           Sample Calculation.  Attached hereto as Schedule VI is a sample spreadsheet created by the parties setting forth the calculations used to determine the Common Merger Consideration (including amounts payable with respect to each of the outstanding securities of the Company).  The parties hereby agree that to the extent there are any ambiguities in the Merger Agreement or any other agreement, instrument, certificate or other document with respect to the Company’s securities and the Merger consideration payable to a holder of any of the Company’s securities, such ambiguity shall be interpreted by the parties in a manner consistent with the methodology used in the electronic version of Schedule VI (with embedded formulas) provided by the Company to the Holders on the date hereof.  For the avoidance of doubt, in no event will the aggregate of the Preferred Merger Consideration and the Senior Note Merger Consideration (the “Aggregate Preferred Merger Consideration”) be less than the amounts corresponding to the appropriate Closing Date set forth in column (5) of Schedule II attached hereto.

(g)           Merger Consideration Certificates.  The parties hereby agree that the Holders shall be entitled to receive the Preliminary Merger Consideration Certificate and the Merger Consideration Certificate in accordance with the provisions of Section 3.1(e) of the Merger Agreement.

3.           Restrictions on Transfers.  During the term of this Agreement, each Holder will not, directly or indirectly except (i) pursuant to the terms of this Agreement, (ii) for the redemption of the Preferred Stock as required by the Company’s Certificate of Designations and (iii) for the cancellation of Securities at the Effective Time pursuant to the terms of this Agreement and the Merger Agreement, (A) offer for sale, sell, transfer, tender, pledge, encumber, assign or otherwise dispose of (each, a “Transfer”), (B) enter into any contract, option or other arrangement or understanding with respect to or consent to the offer for the sale, transfer, tender, pledge, encumbrance, assignment or other disposition of, any or all of the Holders’ Securities (other than a transfer by such Holder to an Affiliate of such Holder that has entered into an agreement in the form of this Agreement with Parent and the Company or expressly agreed to be bound by the terms and conditions of this Agreement in a written agreement reasonably acceptable to Parent and the Company), or (C) take any action that would reasonably be expected to make any of its representations or warranties contained herein untrue or incorrect in any material respect or have the effect of impairing the ability of the Holder to perform its obligations under this Agreement or preventing or delaying the Merger or consummation of any of the other transactions contemplated by the Merger Agreement.  Any attempted Transfer of Securities or any interest therein in violation of this Section 3 shall be null and void ab initio.

4.           No Solicitation.  Each Holder shall, and shall cause each agent and representative (including any investment banker, financial advisor, attorney, accountant or other representative retained by the Holder or any such representative) (each, a “Holder Representative”) of the Holder to, immediately cease any discussions or negotiations with any other parties conducted heretofore (other than Parent and Merger Sub) with respect to any Acquisition Proposal.  Each Holder shall not, nor shall it permit its Holder Representatives to, directly or indirectly through another Person:  (i) solicit, initiate, induce, knowingly facilitate or encourage the making by any Person (other than Parent and its Subsidiaries) of any Acquisition Proposal or Acquisition Inquiry or take any actions that would reasonably be expected to lead to any Acquisition Proposal or Acquisition Inquiry; (ii) enter into discussions or negotiations with any Person in furtherance of an Acquisition Inquiry or to obtain an Acquisition Proposal; (iii) approve, endorse or recommend any Acquisition Proposal or Acquisition Inquiry; (iv) furnish any nonpublic information regarding the Company or any of its Subsidiaries to any Person in connection with or in response to an Acquisition Proposal or Acquisition Inquiry; or (v) enter into any Contract with respect to any Acquisition Proposal or Acquisition Inquiry.  Without limiting the foregoing, it is agreed that any violation of the foregoing by any Holder shall be a violation of Section 6.4 of the Merger Agreement by the Company.

5.           Voting of Notes or Warrants.  Except to the extent that a vote or consent would amend or modify any term or condition of Sections 1 or 2 hereof, if any vote or consent in respect of the Merger, the Merger Agreement or the transactions contemplated thereby is taken pursuant to the provisions of the Notes or the Warrants, then the provisions of the Support Agreement, dated as of the date hereof, by and among the parties hereto (the “Support Agreement”) imposing obligations in respect of or in connection with any vote of or consent of stockholders shall apply thereto mutatis mutandis.

6.           No Limitations on Holder’s Action as a Director.  Each Holder executes this Agreement solely in such Holder’s capacity as the beneficial owner and record holder of such Holder’s Securities, and nothing in this Agreement shall limit or restrict any partner, member, director, officer, employee of any Holder or its Affiliates, who is or becomes during the term hereof a member of the board of directors of the Company or any of its Subsidiaries from acting, omitting to act or refraining from taking any action, in such person’s capacity as a member of the board of directors of the Company or any of its Subsidiaries, including all actions taken by such person in accordance with such person’s fiduciary duties as a director of the Company or any of its Subsidiaries or otherwise as permitted by the Merger Agreement.

7.           Forbearance.  From the execution and delivery of this Agreement until the earlier of the Effective Time or the termination of this Agreement pursuant to Section 12 hereof (such period, the “Forbearance Period”), as long as no Forbearance Default occurs, the Holders hereby agree to refrain from exercising any of their rights or remedies under the Securities that may exist as a result of any Event of Default (as such term is defined in the Notes and the Certificate of Designations, as applicable), including converting the Notes into shares of Common Stock pursuant to Section (6)(b) thereof or otherwise.  For purpose of this Agreement, a “Forbearance Default” means any of the following:  (i) the Company or any of its Subsidiaries making a general assignment for the benefit of creditors or consenting to the appointment of a receiver, liquidator, custodian, or similar official of all or substantially all of its properties, or the Company or any of its Subsidiaries commencing any action or proceeding or taking advantage of or filing under any federal or state insolvency statute seeking to have an order for relief entered with respect to it or seeking adjudication as bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, liquidation, dissolution, administration, a voluntary arrangement or other relief with respect to it or its debts; (ii) the commencement against the Company or any of its Subsidiaries of any action or proceeding of the nature referred to in clause (i) above or seeking the issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its property which results in the entry of an order for relief which remains undismissed, undischarged or unbonded for a period of sixty (60) days; (iii) the initiation of the dissolution or other winding up of the Company or any of its Subsidiaries, whether voluntary or involuntary and whether or not involving insolvency or bankruptcy proceedings; or (iv) the initiation of any assignment for the benefit of creditors or any marshalling of the material assets or material liabilities of the Company or any of its Subsidiaries.

8.           Conflicts.  Subject to applicable law, the Company and the Holders hereby agree that to the extent that any provision of this Agreement conflicts or its otherwise inconsistent with the terms and conditions of the Certificate of Designations or the Warrants or the Notes (or the agreements under which they were issued), the terms of this Agreement shall prevail and, effective as of immediately prior to the Effective Time, (x) the Company and the Holders hereby agree that the Certificate of Designations, the Warrants and the Notes (and the agreements under which they were issued) are hereby amended to reflect the provisions of this Agreement and (y) the Holders hereby waive any greater rights that they might otherwise have under the Certificate of Designations, the Warrants or the Notes (or the agreements under which they were issued).

9.           Release of Liens.  The parties hereby agree that upon payment in full of the payments described in Section 2 above in accordance with the terms of this Agreement and the Merger Agreement, (a) all of the Holders’ Liens against any and all collateral of the Company or its Subsidiaries shall automatically terminate; (b) all of the obligations of the Company or its Subsidiaries under or in connection with the Notes shall be terminated and cancelled automatically; (c) all of the Holders’ rights under the Notes shall automatically terminate; (d) the Company and its Subsidiaries shall be released from any and all claims, liabilities, damages, costs and expenses now existing or hereafter arising out of or in connection with the Notes; and (e) the Notes shall be deemed terminated and the Holders expressly relinquish, release and render ineffective all of their rights, powers and interests derived under the Notes.  The Holders hereby authorize the Company, its counsel or its designee, upon payment in full of the payments described in Section 2 above in accordance with the terms of this Agreement and the Merger Agreement, to prepare and file all documentation necessary to evidence termination of all of the Holders’ Liens against any and all collateral of the Company or its Subsidiaries, including U.C.C. termination statements.  The Holders further agree from time to time hereafter upon the reasonable request of the Company, to (i) execute and deliver to the Company such further instruments and documents as the Company may reasonably request to fully effect the foregoing releases, terminations and discharges, and (ii) to return to the Company any certificate, instruments or other documents constituting collateral under the Notes.

10.           Representations and Warranties of Holder.  Each Holder hereby represents and warrants to Parent and the Company as follows:

(a)           Ownership.  Except as otherwise set forth on Schedule I, such Holder is the record and beneficial owner of, and has good and valid title to, its Securities, free and clear of any liens, pledges, hypothecations, charges, mortgages, security interests, and encumbrances, including any option, warrant or other right, agreement, arrangement or commitment of any character relating to the pledge or disposition of any of the Securities.

(b)           Organization, Authority.  Such Holder has all requisite power and authority and legal capacity to enter into, execute and deliver this Agreement and to perform fully the transactions contemplated hereby, and has taken all necessary action to authorize the execution, delivery and performance of this Agreement.

(c)           Execution and Delivery.  This Agreement has been duly executed and delivered by such Holder and constitutes a valid and binding obligation of such Holder enforceable against such Holder in accordance with its terms, except as such enforceability may be limited by general principles of equity or to applicable bankruptcy, reorganization, insolvency, moratorium, liquidation and other laws relating to, or affecting the enforceability of creditors’ rights and remedies generally.

(d)           No Conflicts.  Subject to Sections 7 and 8 hereof, the execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, conflict with, result in a violation or breach of, or constitute a default (or an event that, with notice or lapse of time or both, would result in a default) or give rise to any right of termination, amendment, cancellation, notice or acceleration under, (i) with respect to Hale Capital Partners, LP, its certificate of limited partnership and other constituent documents, (ii) with respect to EREF PARA, LLC, its limited liability company agreement and other constituent documents, (iii) with respect to all Holders, any loan or credit agreement, bond, note, mortgage, indenture, lease or any other contract, agreement, or instrument to which such Holder is a party or by which such Holder or any of its Securities is bound or (iv) any law, injunction, judgment, writ, decree, order or ruling applicable to such Holder or to such Holder’s property or assets.  Subject to appropriate filings under securities laws (which such Holder agrees to make promptly), to the extent applicable, no consent, approval or authorization of, or designation, declaration or filing with, any Governmental Entity or other Person on the part of such Holder is required in connection with the valid execution and delivery of this Agreement by such Holder, the consummation by such Holder of the transactions contemplated hereby or compliance by such Holder with any of the provisions hereof.

(e)           Reliance.  Such Holder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon such Holder’s execution, delivery and performance under this Agreement.

11.           Representations and Warranties of Parent.  Parent hereby represents and warrants to each Holder and the Company as follows:

(a)           Organization, Authority.  Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  Parent has all the requisite power and authority to enter into, execute and deliver this Agreement and to perform fully the transactions contemplated hereby, and has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement.

(b)           Execution and Delivery.  This Agreement has been duly executed and delivered by Parent and constitutes a valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, except as such enforceability may be limited by general principles of equity or to applicable bankruptcy, reorganization, insolvency, moratorium, liquidation and other laws relating to, or affecting the enforceability of creditors’ rights and remedies generally.

(c)           No Conflicts.  Neither the execution and delivery of this Agreement nor the performance by Parent of its obligations hereunder will result in a violation or breach of, or constitute a default (or an event that, with notice or lapse of time or both, would result in a default) or give rise to any right of termination, amendment, cancellation, or acceleration under, (i) Parent’s certificate of incorporation, bylaws or other constituent documents, (ii) any contract, obligation, commitment, agreement, restriction, understanding, or instrument to which Parent is a party or by which Parent is bound, (iii) any injunction, judgment, writ, decree, order or ruling applicable to Parent, or (iv) subject to the filing of any reports under Sections 13(d) and 16 of the Exchange Act as may be required in connection with this Agreement, the Merger Agreement or the Support Agreement and the transactions contemplated hereby and thereby, any law, statute, rule or regulation applicable to Parent.  Subject to appropriate filings under securities laws (which Parent agrees to make promptly), to the extent applicable, no consent, approval or authorization of, or designation, declaration or filing with, any Governmental Entity or other Person on the part of Parent is required in connection with the valid execution and delivery of this Agreement by Parent, the consummation by Parent of the transactions contemplated hereby or compliance by Parent with any of the provisions hereof.

12.           Representations and Warranties of the Company.  The Company hereby represents and warrants to each Holder as follows:

(a)           Organization, Authority.  The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada.  The Company has all the requisite power and authority to enter into, execute and deliver this Agreement and to perform fully the transactions contemplated hereby, and has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement.

(b)           Execution and Delivery.  This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by general principles of equity or to applicable bankruptcy, reorganization, insolvency, moratorium, liquidation and other laws relating to, or affecting the enforceability of creditors’ rights and remedies generally.

(c)           No Conflicts.  Subject to Sections 7 and 8 hereof, neither the execution and delivery of this Agreement nor the performance by the Company of its obligations hereunder will result in a violation or breach of, or constitute a default (or an event that, with notice or lapse of time or both, would result in a default) or give rise to any right of termination, amendment, cancellation, or acceleration under, (i) the Company’s articles of incorporation, bylaws or other constituent documents, (ii) any contract, obligation, commitment, agreement, restriction, understanding, or instrument to which the Company is a party or by which the Company is bound, (iii) any injunction, judgment, writ, decree, order or ruling applicable to the Company, or (iv) any law, statute, rule or regulation applicable to the Company.  Subject to appropriate filings under securities laws (which the Company agrees to make promptly), to the extent applicable, no consent, approval or authorization of, or designation, declaration or filing with, any Governmental Entity or other Person on the part of the Company is required in connection with the valid execution and delivery of this Agreement by the Company, the consummation by the Company of the transactions contemplated hereby or compliance by the Company with any of the provisions hereof.

13.           Termination.  This Agreement shall automatically terminate, and the provisions hereof shall be of no further force or effect, upon the valid termination of the Merger Agreement in accordance with the terms thereof.

14.           Miscellaneous.

(a)           Further Actions.  Each of the parties hereto agrees that it will execute and deliver such other documents and instruments and to take such further actions as from time to time may be necessary or appropriate to effectuate this Agreement.

(b)           Notices.  All notices and other communications hereunder shall be in writing and shall be deemed duly given if delivered personally, delivered by UPS or other nationally recognized overnight courier service or sent via facsimile to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to a Holder, to such Holder’s address on the signature page hereto,

with copies (which shall not constitute notice) to:

Greenberg Traurig, LLP
MetLife Building
200 Park Avenue
New York, NY 10166
Attention:  Robert H. Cohen and Anthony J. Marsico
Fax:  (212) 801-6400

and the Company and Holland & Knight LLP at the addresses below.

If to the Company:

Paradigm Holdings, Inc.
9715 Key West Avenue, 3rd Floor
Rockville, Maryland  20850
Attention: Peter B. LaMontagne
Fax:  (240) 580-1902

with a copy (which shall not constitute notice) to:

Holland & Knight LLP
1600 Tysons Boulevard, Suite 700
McLean, Virginia  22102
Attention:  Jonathan Wolcott
Fax:  (703) 720-8610

If to Parent:

CACI International Inc
1100 North Glebe Road
Arlington, VA 22201
Attention:  President
Fax:  (703) 841-2891

with copies (which shall not constitute notice) to:

CACI International Inc.
1100 North Glebe Road
Arlington, VA 22201
Attention:  Legal Division
Fax:  (703) 841-2850

and

Sheppard, Mullin, Richter & Hampton, LLP
1300 I Street, NW
11th Floor East
Washington, D.C.  20005
Attention:  Robert L. Magielnicki and Lucantonio M. Salvi
Fax:  (202) 312-9454

All such communications shall be deemed to have been duly given: (i) in the case of a notice delivered by hand, when personally delivered, (ii) in the case of a notice sent by facsimile, upon transmission subject to telephone and automated confirmation of receipt and (iii) in the case of a notice sent by overnight courier service, the date delivered at the designated address, in each case given or addressed as aforesaid.

(c)           Assignment; Binding Effect.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the other parties, except that Parent may assign this Agreement to a wholly-owned Subsidiary of Parent in connection with the concurrent assignment of the Merger Agreement to such Subsidiary of Parent, but no such assignment shall relieve Parent of its obligations hereunder.  Any attempt to make any such assignment without such consent shall be null and void.  Subject to the preceding sentences, this Agreement shall be binding upon, inure to the benefit of and be enforceable by, the parties, their respective successors and permitted assigns.

(d)           Third Party Beneficiaries.  Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to or shall confer on any Person other than the parties hereto or their respective permitted successors and assigns any rights, benefits, remedies, obligations or liabilities whatsoever under or by reason of this Agreement.

(e)           Entire Agreement.  This Agreement, the Merger Agreement and the Support Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, either written or oral, among the parties, or any of them, with respect thereto.

(f)           Waivers.  Any agreement on the part of a party to waive any provision of this Agreement, or to extend the time for any performance hereunder, will be valid only if set forth in an instrument in writing signed on behalf of such party.  No action taken pursuant to this Agreement, including any investigation by or on behalf of any party, nor any failure or delay on the part of any party hereto in the exercise of any right hereunder, shall be deemed to constitute a waiver by the party taking such action of compliance of any representations, warranties, covenants or agreements contained in this Agreement.  The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

(g)           Interpretation.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  In this Agreement, unless a contrary intention appears, (i) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Section or other subdivision, (ii) the word “including” means “including without limitation” and is intended by the parties to be by way of example rather than limitation, (iii) reference to any Section means such Section hereof and (iv) any reference in this Agreement to gender shall include both genders, and words imparting the singular number only shall include the plural and vice versa.  No provision of this Agreement shall be interpreted or construed against any party hereto solely because such party or its legal representative drafted such provision.  When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

(h)           Governing Law.  THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS EXECUTED AND TO BE PERFORMED WHOLLY WITHIN SUCH STATE WITHOUT GIVING EFFECT TO THE CONFLICT OF LAW PRINCIPLES THEREOF (EXCEPT AS EXPRESSLY PROVIDED HEREIN THAT THE NRS SHALL BE APPLICABLE OR OTHERWISE INSOFAR AS THE NEVADA CORPORATION LAW SHALL BE MANDATORILY APPLICABLE HERETO).

(i)           Jurisdiction.  Each of the parties hereto hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the Relevant Courts for any litigation arising out of or relating to this Agreement (and agrees not to commence any litigation relating thereto except in such courts), waives any objection to the laying of venue of any such litigation in the Relevant Courts and agrees not to plead or claim in any Relevant Court that such litigation brought therein has been brought in an inconvenient forum; provided, however, that nothing in this Section 14(i) is intended to waive the right of any party to remove any such action or proceeding commenced in any such state court to an appropriate federal court to the extent the basis for such removal exists under applicable law.  The parties agree that the mailing by certified or registered mail, return receipt requested, of any process required by any Relevant Court, to the address specified in Section 14(b), shall constitute valid and lawful service of process against them, without necessity for service by any other means provided by statute or rule of court.

(j)           Enforcement.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.  Each party agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that the party seeking such injunction, specific performance or other equitable relief has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or equity.  In the event that any party seeks an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the terms and provisions of this Agreement, such party shall not be required to provide any bond or other security in connection with any such injunction or other order, decree, ruling or judgment.

(k)           Counterparts.  This Agreement may be executed in two or more counterparts (including by facsimile or electronic data file), each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

(l)           Severability.  Should any provision of this Agreement be judicially declared to be invalid, unenforceable or void, such decision will not have the effect of invalidating or voiding the remainder of this Agreement, and the part or parts of this Agreement so held to be invalid, unenforceable or void will be deemed to have been stricken herefrom, and the remainder will have the same force and effectiveness as if such stricken part or parts had never been included herein.

(m)           Waiver of Trial by Jury.  EACH PARTY TO THIS AGREEMENT WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION TO ENFORCE OR DEFEND ANY RIGHT UNDER THIS AGREEMENT OR ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED, OR WHICH IN THE FUTURE MAY BE DELIVERED, IN CONNECTION WITH THE MERGER OR THE OTHER TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AND AGREES THAT ANY SUCH ACTION SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

(n)           Amendment.  This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

(o)           Defined Terms.  Capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings given to them in the Merger Agreement.

(p)           Acknowledgements.  Each Holder hereby waives any and all notices and consent rights (other than consent rights satisfied by this Agreement, the Written Consent and the Support Agreement), solely with respect to the Merger Agreement and all agreements, understandings or arrangements entered into connection with the Merger Agreement, including this Agreement (collectively, the “Transaction Documents”), and with respect to the transactions contemplated by the Transaction Documents, to which it is otherwise entitled under the terms of the Certificate of Designations and all other agreements, understandings and arrangements to which the Holder or its Affiliates are party with the Company; provided that, this waiver shall not apply to any notices or consents rights afforded to such Holder under the Transaction Documents.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Preferred Stock, Warrant and Note Termination Agreement as of the date first written above.

Holders:	HALE CAPITAL PARTNERS, LP

	By:	/s/Martin M. Hale, Jr.
Name: Martin M. Hale, Jr.
Title: Chief Executive Officer

Address: Martin Hale
570 Lexington Ave., 49th Floor
New York, NY 10022
Fax: 212-751-8822

EREF PARA, LLC By: Hale Fund Management, LLC, its managing member

	By:	/s/Martin M. Hale, Jr.
Name: Martin M. Hale, Jr.
Title: Chief Executive Officer

Address: Martin Hale
570 Lexington Ave., 49th Floor
New York, NY 10022
	Fax:	212-751-8822

Company:	PARADIGM HOLDINGS, INC.

	By:	/s/Peter B. LaMontagne
Name: Peter B. LaMontagne
Title: President and CEO

Parent:	CACI, INC.—FEDERAL

	By:	/s/Thomas Mutryn
Name: Thomas Mutryn
Title: Chief Financial Officer, EVP